Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY: John Nieser, Chief Financial Officer
(713) 623-0790

Cornell Companies Reports Third-Quarter 2008 Results

Reaffirms Guidance for Fourth Quarter and Full Year 2008

Houston, TX (November 6, 2008) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three and nine months ended September 30, 2008.

James E. Hyman, Cornell’s chairman, president and chief executive officer, said, “Solid progress on executing our business plan resulted in a strong operating performance for the third quarter, despite the negative effect of Hurricane Ike on our Houston operations. We completed and activated the expansions previously announced, at the Great Plains Correctional Facility (Great Plains) and the Walnut Grove Youth Correctional Facility (Walnut Grove) during the third quarter-and continued the additional expansion at D. Ray James Prison. We remain confident we can deliver our outlook for 2008, continue our growth into 2009, and strengthen our platform to expand in what we believe continues to be a strong long-term demand environment.”

Third-Quarter Summary (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
As Reported	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Revenue from operations	$95,187	$87,327	$285,225	$268,465
Income from operations	14,037	10,538	43,442	30,419
Net income	4,828	2,417	14,809	6,526
EPS – diluted	$0.33	$0.17	$1.01	$0.45
Diluted shares outstanding used in per share computation	14,763	14,559	14,691	14,443

Higher Net Income on Increased Revenues

Revenues grew 9.0 percent to $95.2 million for the third quarter from $87.3 million in the 2007 period.  Much of the increase came from expanding the Big Spring Correctional Center and the D. Ray James Prison, in November 2007 and February 2008, respectively.  In addition, the Great Plains facility reactivation and subsequent ramp during the 2007 fourth quarter and its expansion activation during the 2008 third quarter also added to revenue.  These increases were partially offset by lower revenue after our exit from the management contract at the Donald W. Wyatt Detention Center in July 2007.  Average contract occupancy levels were 90.0 percent for our residential facilities compared with 99.4 percent in last year’s third quarter.  The increase in capacity from expanding D. Ray James Prison in the first quarter, and Great Plains and Walnut Grove this quarter, along with spare capacity at the Regional Correctional Center (RCC) and the Cornell Abraxas I juvenile facility, primarily accounted for this decrease in overall occupancy.

Income from operations of $14.0 million for the third quarter improved from $10.5 million in the 2007 quarter.  The increase was related in part to the higher revenues mentioned above.  Income from operations for the 2008 third quarter also included net costs of approximately $0.9 million for the

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expansion activations at Great Plains and Walnut Grove. In addition, charges of approximately $0.5 million resulted from damage caused by Hurricane Ike at certain of our Texas facilities.

Net income for the latest three months was $4.8 million, or $0.33 per diluted share, compared with net income of $2.4 million, or $0.17 per diluted share, in last year’s third quarter.  The Company capitalized interest of $1.0 million (or $0.04 per diluted share, after taxes) in 2008, compared with capitalized interest of $0.4 million (or $0.01 per diluted share, after taxes) in the 2007 quarter. Last year’s results included a net claim settlement received of approximately $1.5 million in pre-tax income (or $0.06 per diluted share, after taxes)

Increased Revenues, Net Income for the Nine-Months

For the nine months ended September 30, 2008, revenues grew 6.2 percent to $285.2 million from $268.5 million in 2007.  The increase was principally related to the facility expansions and activations at those programs mentioned earlier.  In addition, the 2008 period included approximately $1.5 million in revenue associated with the contract-based true-up calculation at the RCC for the contract period ended March 2008.

Higher revenues lifted income from operations to $43.4 million for this year’s nine month period compared with $30.4 million in the prior year.  Net income was $14.8 million, or $1.01 per diluted share, compared with net income of $6.5 million, or $0.45 per diluted share, in the previous year’s first nine months.  It also reflected capitalized interest of $2.3 million (or $0.09 per diluted share, after taxes) as compared with $0.6 million (or $0.02 per diluted share, after taxes) in last year’s period.  The 2007 period included approximately $3.7 million in pre-tax costs (or $0.15 per diluted share, after taxes) associated with the terminated Veritas merger and related shareholder litigation and the net claim settlement received of $1.5 million in pre-tax income (or $0.06 per diluted share).

Earnings Outlook for Fourth Quarter and Full Year 2008

Management expects 2008 earnings per share for the fourth quarter to range from $0.37 to $0.41 per share.  For the full year, management anticipates earnings of $1.38 to $1.42 per share.

This guidance reflects an annual effective tax rate of approximately 42.5 percent.

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Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 1:00 p.m. Eastern time today.  The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com.  An audio replay and podcast will be available on the above Website, or can otherwise be heard by dialing (800) 405-2236 or (303) 590-3000 and providing confirmation code 11121488.  The replay will be available through Thursday, November 13, 2008 by phone and through Thursday, December 11, 2008 on the Web site.  This earnings release can be found on Cornell’s Website under “Investor Relations — Press Releases.”

Forward-Looking Statements

Statements regarding the Company’s outlook for 2008, ability to succeed, growth for 2009, long-term demand, future earnings, facility expansions including those at D. Ray James Prison, results of operations and effective tax rate, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to Cornell’s ability to perform according to its current expectations, changes in supply and demand, actions by government agencies and other third parties, access to capital and other factors detailed in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s Web site at www.sec.gov.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Cornell Companies

Cornell Companies, Inc. (http://www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies.  Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy.  The company currently has 71 facilities in 15 states and the District of Columbia and a total service capacity of 20,191.

(Financial Tables Follow)

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CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$95,187	$87,327	$285,225	$268,465
Operating expenses	71,234	68,485	209,723	206,458
Depreciation and amortization	4,466	3,988	12,843	11,740
General and administrative expenses	5,450	4,316	19,217	19,848
Income from operations	14,037	10,538	43,442	30,419
Interest expense, net	5,754	6,031	17,615	18,585
Income before provision for income taxes and minority interest	8,283	4,507	25,827	11,834
Provision for income taxes	3,368	2,090	10,931	5,308
Minority interest in consolidated special purpose entity	87		87
Net income	$4,828	$2,417	$14,809	$6,526

Earnings per share:
- Basic	$0.34	$0.17	$1.04	$0.46
- Diluted	$0.33	$0.17	$1.01	$0.45

Number of shares used in per share computation:
- Basic	14,306	14,214	14,288	14,116
- Diluted	14,763	14,559	14,691	14,443

Total service capacity (end of period)	20,191	17,602	20,191	17,602
Contracted beds in operation (end of period)	17,017	13,472	17,017	13,472
Average contract occupancy (A)	90.0%	99.4%	92.7%	102.1%

(A)

Average contract occupancy percentages are calculated based on actual occupancy for the period as a percentage of the contracted capacity for residential facilities in operation. These percentages do not reflect the operations of non-residential community-based programs. At certain residential facilities, our contracted capacity is lower than the facility’s service capacity. In addition, certain facilities have and are currently operating above the contracted capacity. As a result, average contract occupancy percentages can exceed 100 percent if the average actual occupancy exceeded contracted capacity.

Balance Sheet Data: (in thousands)	September 30, 2008	December 31, 2007

Cash and cash equivalents	$1,784	$3,028
Investment securities	—	250
Working capital	38,988	47,757
Property and equipment, net	441,047	383,952
Total assets	628,107	562,287
Long-term debt	306,027	275,298
Total debt	318,439	286,709
Stockholders’ equity	219,179	200,449

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Cornell Companies, Inc.

Operating Statistics from Continuing Operations

For the Three and Nine Months Ended September 30, 2008 and 2007

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
		%		%		%		%
Contracted beds in operation (A):
Adult Secure Services	12,793	75%	9,276	69%	12,793	75%	9,276	69%
Adult Community-based Services	2,671	16%	2,805	21%	2,671	16%	2,805	21%
Abraxas Youth & Family Services	1,553	9%	1,391	10%	1,553	9%	1,391	10%
Total	17,017	100%	13,472	100%	17,017	100%	13,472	100%

Number of billed mandays:
Adult Secure Services	969,014	65%	804,710	58%	2,808,967	63%	2,513,496	59%
Adult Community-based Services:
Residential	245,031	16%	262,025	19%	755,700	17%	768,172	18%
Non-residential (B)	59,643	4%	66,076	5%	178,943	4%	193,276	5%
Abraxas Youth & Family Services:
Residential	106,567	7%	116,743	8%	325,531	7%	351,891	8%
Non-residential (B)	122,880	8%	145,223	10%	390,932	9%	456,074	10%
Total	1,503,135	100%	1,394,777	100%	4,460,073	100%	4,282,909	100%

Revenues (in 000’s):
Adult Secure Services	$51,470	54%	$43,088	49%	$151,673	53%	$137,373	51%
Adult Community-based Services:
Residential	16,776	17%	16,406	19%	50,207	17%	47,988	18%
Non-residential	710	1%	749	1%	2,454	1%	2,456	1%
Abraxas Youth & Family Services:
Residential	20,662	22%	20,577	24%	62,186	22%	60,211	22%
Non-residential	5,569	6%	6,507	7%	18,705	7%	20,437	8%
Total	$95,187	100%	$87,327	100%	$285,225	100%	$268,465	100%

Average revenue per diem:
Adult Secure Services	$53.12		$53.54		$54.00		$54.65
Adult Community-based Services:
Residential	$68.46		$62.61		$66.44		$62.47
Non-residential (B)	$11.90		$11.34		$13.71		$12.71
Abraxas Youth & Family Services:
Residential	$193.89		$176.26		$191.03		$171.11
Non-residential (B)	$45.32		$44.81		$47.85		$44.81
Total	$63.33		$62.61		$63.95		$62.68

(A) Residential contract capacity only.

(B) Non-residential “mandays” includes a mix of day units and hourly units. Mental health facilities are reported in hours.

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